SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Extended Systems Incorporated

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Sybase, Inc.

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Filed by Sybase Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Extended Systems Incorporated
Commission File No.: 000-23597
The following is a communication delivered via email and made available via intranet to employees of Sybase, Inc. on July 29, 2005 in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger, dated July 28, 2005, by and among Sybase, Inc., Ernst Acquisition Corporation and Extended Systems Incorporated.
Sybase Signs Definitive Agreement to Acquire Extended Systems
A message to employees from John Chen and Terry Stepien
As part of growing company momentum for the Unwired Enterprise, we are pleased to announce that Sybase has signed an agreement to acquire Extended Systems in a cash merger for $4.460847 per share, or an aggregate diluted equity value of approximately $71.3 million. The transaction, which is subject to regulatory approval, approval by Extended Systems’ stockholders, and other specified closing conditions is expected to close in the fourth quarter of calendar 2005. Following the closing of the proposed acquisition, Sybase intends to integrate Extended Systems into Sybase’s iAnywhere Solutions subsidiary.
This acquisition is expected to further Sybase’s Unwired Enterprise vision of securely delivering enterprise information anywhere, anytime from any location. Both iAnywhere and Extended Systems have a strong footprint in the mobile market place. iAnywhere was listed as the leader in the mobile middleware space in IDC’s Worldwide Mobile Middleware report for 2004. Extended Systems has also consistently ranked very high on leadership grids for the mobile marketplace by building an impressive customer base with particular strength in Western Europe. Combining the technologies and expertise in mobility is expected to enhance our combined position.
Within the mobile device solutions space, Sybase is expected to benefit from Extended Systems’ leadership in the areas of embedded Bluetooth and IrDA systems along with an extensive customer base. Extended Systems products are expected to strengthen iAnywhere’s mobility database business with its strong customer base and Delphi expertise. Additionally, Extended Systems has key relationships with device manufacturers such as PalmOne, Motorola, HP, Fujitsu, Mitsubishi, Johnson Controls and Visteon.
Following the closing of the proposed acquisition, our integration team, led by Marty Beard, senior vice president of Corporate Development and Marketing is in the process planning to ensure the successful merger of our Extended Systems and Sybase teams into one powerful force. We will be communicating with you every step of the way, through Syberspase.
We welcome this new company as a part of our ever-growing Sybase team as we move forward to a successful and bright future together and want to thank all of you for your steadfast commitment to our team. We believe we are poised for more successes to come.
Sincerely,
John Chen and Terry Stepien

FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of Extended Systems, future growth and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the acquisitions may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and its operations that are detailed in Sybase’s periodic filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q.
Additional Information and Where to Find It
In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC’s web site at http://www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.